EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

C. Troy Woodbury, Jr.

Treasurer and Chief Financial Officer

Wegener Corporation

(770) 814-4000

FAX (770) 623-9648

info@wegener.com

WEGENER REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2004

(January 8, 2004)—DULUTH, Georgia—WEGENER Corporation (Nasdaq: WGNR) a leading provider of satellite transmission solutions for broadcast and cable television networks worldwide, today announced financial results for the first quarter ended November 28, 2003.

First quarter revenues were $4.8 million, resulting in a net loss of $449,000, or $(0.04) per share. Revenues for the first quarter of fiscal 2003 were $3.9 million, with a net loss of $370,000 or ($0.03) per share. The eighteen (18) month backlog on November 28, 2003, stood at $15.0 million. The total backlog at quarter end was $25.3 million.

“Although our first quarter results are not at an acceptable level, this was anticipated. We are now ready to capitalize on the built-up demands within our market-space and remain confident that the second half of our fiscal year will be profitable and will show significantly improved results. We have new product offerings available in all of our product lines and are well positioned for the return of buyers in our markets,” states Robert A. Placek, Chairman and CEO of WEGENER.

“We are very encouraged by our recent order from Ascent Media for the WEGENER iPump Digital Media Server, as well as by other smaller orders we have received for the product,” continues Mr. Placek. “These orders confirm our expectations of the market’s interest in the iPump product line. Our HD and digital television products are also being well received by the market. We expect continued growth in both of these product areas.”

To further ensure WEGENER’s sales targets are met, the company has made the strategic decision to move Jay Batista, Vice President of Corporate Development, into direct management of the sales team. “Jay’s proven success in sales and sales management will further ensure our achievement of improved results for the second half of our fiscal year,” concludes Mr. Placek.

WEGENER Corporation, through its subsidiary WEGENER Communications, is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music, satellite paging and financial information distribution. COMPEL, WEGENER’s patented network control system provides networks with unparalleled ability to regionalize programming and commercials through total receiver control. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER Communications can be reached at +1.770.814.4000 or on the World Wide Web at www.WEGENER.com.

COMPEL, ENVOY, UNITY, UNITY·IP and iPump are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release contains statements which may be forward-looking within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995. The statements include projections regarding future sales results, expected contributions to revenues and earnings from our established products and our new line of products just reaching the marketplace and market opportunities, and are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the WEGENER digital and analog video and audio transmission product lines, effectiveness of the revitalized sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to digital broadcast equipment, acceptance of various networks of standards for digital broadcasting, general market conditions which may not improve during fiscal year 2004 and beyond, and success of WEGENER’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Form 10-K. The Company intends that such forward-looking statements are subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected or inferred results. Forward-looking statements speak only as of the date the statement was made. WEGENER Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements.

(Table to follow)

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data

(in $000’s except per share amounts)

(Unaudited)

	Three Months Ended
	November 28, 2003	November 29, 2002
Revenue	$4,750	$3,945

Earnings (loss) before income taxes	(702)	(579)
Income tax expenses (benefit)	(253)	(209)

Net earnings (loss)	$(449)	$(370)

Net earnings (loss) per share
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)

Shares used in per share calculation
Basic	12,397	12,268
Diluted	12,397	12,268

WEGENER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in $000’s except share data)

	November 28, 2003	August 29, 2003
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$4,730	$4,213
Accounts receivable	4,023	3,560
Inventories	1,430	2,143
Deferred income taxes	2,057	2,109
Other	56	144

Total current assets	12,296	12,169
Property and equipment, net	2,791	2,914
Capitalized software costs, net	1,556	1,304
Deferred income taxes	1,334	1,029
Other assets	837	752

	$18,814	$18,168

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,868	$1,195
Accrued expenses	1,457	1,433
Customer deposits	484	255
Current maturities of long-term obligations	3	4

Total current liabilities	3,812	2,887
Long-term obligations, less current maturities	—	—

Total liabilities	3,812	2,887

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares authorized; 12,398,551 and 12,391,251 shares respectively, issued and outstanding	124	124
Additional paid-in capital	19,640	19,471
Deficit	(4,762)	(4,314)
Less treasury stock, at cost	—	—

Total shareholders’ equity	15,002	15,281

	$18,814	$18,168